Exhibit 99.1

NEWS RELEASE

	Contacts:	Forbes Energy Services Ltd.
L. Melvin Cooper, SVP & CFO
[FOR IMMEDIATE RELEASE]		361-664-0549

DRG&E
Ken Dennard, Managing Partner
Ben Burnham, AVP
713-529-6600

Forbes Energy Services Announces Definitive Agreement Regarding

Private Placement of $20 Million of First Priority Notes

ALICE, TEXAS – September 28, 2009 – Forbes Energy Services Ltd. (TSX: FRB) (the “Company”) announced today that on September 25, 2009, the Company and its domestic subsidiaries entered into a definitive agreement with Goldman, Sachs & Co. (“Goldman Sachs”) to have the Company’s subsidiaries, Forbes Energy Services LLC and Forbes Energy Capital Inc., sell $20 million aggregate principal amount of first lien floating rate notes to Goldman Sachs in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended. The Company intends to use the net proceeds from this issuance repay outstanding indebtedness under and terminate its existing revolving credit facility. This transaction is expected to close on or about September 30, 2009, subject to satisfaction of customary closing conditions.

About the Company

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi and Mexico.

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated closing of the announced transaction. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The closing of the financing is dependent on a variety factors, including whether the Company and its subsidiaries will be able to satisfy the closing conditions. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s most recent quarterly report on Form 10-Q and annual report on Form 10-K as well as other filings the Company has made with the Securities and Exchange Commission, which are posted on the “Corporate” page of Forbes Energy’s website, www.forbesenergyservices.com.”